Exhibit 10.2

August 2, 2025

Thomas DeByle

[****************]

[****************]

Dear Tom:

We are very pleased to offer you the following changes to the terms of your employment as Vice President, Chief Financial Officer, and Treasurer of AstroNova, Inc. (the “Company”). The effective date of the changes proposed herein will be August 15, 2025 or such other date upon which we shall mutually agree. Capitalized terms used but not defined in this letter have the meanings given to them in the Appendix to this letter.

Your annual base salary will increase to $425,000, paid in bi-weekly increments, in accordance with the Company’s standard payroll practices. You will continue to receive your car and housing allowances at their current levels. You will also continue to be eligible to participate in our STIP and LTIP, as approved by the Board on an annual basis. More details on the specifics of this plan will be provided. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

More specific details of your STIP and LTIP compensation are as follows:

•	STIP target compensation at 70% of base salary with maximum attainment of 140% of base salary.

•	STIP metrics are determined and approved by the Board annually for each fiscal year running from February 1st through January 31st.

•

For the FY26 STIP, your performance goal awards, expressed as a percentage of your target award will be as set forth in the FY26 STIP. The “Target,” “Threshold” and “Superior” levels of performance for each of the performance goals and the method for calculating any bonuses earned with respect to each performance goal will also be as set forth in the FY26 STIP.

•	For purposes of calculating the amount of any bonus earned under the FY26 STIP, your “base salary” will be the aggregate amount of salary actually paid to you by the Company during FY26.

•	LTIP annual grants equivalent to 100% of base salary.

•	LTIP grants are approved and granted annually at the end of each fiscal year, typically in March.

•

You have already received a grant for FY26 (current fiscal year), calculated using your prior base salary and percentage of base salary. A grant will be made to you for the incremental value based on the increase to your base salary and the increase to the amount of the LTIP grant value, prorated to reflect the number of days remaining in FY26 from and after August 15, 2025.

•

A one-time grant of restricted stock units with value of $1.0 million on the grant date, based on the closing price of the Company’s common stock on August 15, 2025, that will cliff-vest on the third anniversary of the grant date. Should your employment as Vice President, Chief Financial

Officer, and Treasurer of the Company be terminated without Cause prior to the earlier of (a) the third anniversary of this agreement and (b) the consummation of a Change-In-Control, your restricted stock units subject to this grant would vest ratably based on your time served as the Company’s Vice President, Chief Financial Officer, and Treasurer. The restricted stock units will be governed by and subject to the Company’s 2018 Equity Incentive Plan and a form of restricted stock unit approved by the Human Capital and Compensation Committee of the Board.

Should a sale of a material part of the Company (as determined by the Board or a designated committee thereof) or a Change-In-Control, in either case in connection with which a dividend or distribution is declared and paid to the shareholders of the Company or consideration is otherwise paid to the shareholders of the Company, occur prior to the third anniversary of the restricted stock units’ grant date, you will be entitled to receive an amount, in the same form as is paid or distributed to the shareholders of the Corporation, that would have been distributable with respect to the number of shares of the Corporation’s Common Stock underlying the restricted stock units described above that remain unvested immediately following the consummation of such transaction, less any applicable tax withholdings, provided that (i) your eligibility to receive such a payment shall be conditioned upon your continued employment by the Company or one of its subsidiaries through the date the transaction is consummated and (ii) you shall not be entitled to receive any payment pursuant to this resolution in connection with a transaction with respect to any restricted stock units for which the vesting is accelerated or for which payment is otherwise made in connection with the consummation of that transaction. For clarity, (i) unless otherwise determined by the Board, the restricted stock units will not automatically vest as the result of the consummation of a transaction and (ii) the restricted stock units shall not participate in dividends or distributions to shareholders prior to their vesting date.

Notwithstanding the foregoing, in the event that your employment with the Company terminates on or after June 17, 2027 on account of your bona fide retirement (as determined in good faith by the Board) on not less than two-months prior written notice to the Board, then, subject to compliance with Section 409A of the Internal Revenue Code, as amended from time to time, or any related regulations or successor provisions thereto, any time-based equity awards issued to you that remain unvested as of the effective date of your retirement, including the restricted stock units to be granted to you pursuant to this letter agreement, shall continue to vest in accordance with their original vesting schedule, notwithstanding the termination of your employment. For clarity, the foregoing shall not alter any provision of an equity award issued to you that provides for accelerated vesting of that award upon the termination of your service to the Company.

You will continue accruing paid time off at the rate of four weeks and three days per year, which is currently the maximum accrual rate in accordance with the Company paid time off accrual policy. You will also continue to be eligible for paid holidays in accordance with our company policy. You will retain any unused paid time off you’ve accrued based on your employment with the Company. In addition to the above paid time off, you will be permitted additional paid time off for attendance at outside board meetings, up to two days per meeting, for up to a maximum of eight meetings per year.

Should a change in personal circumstances require you to work remotely, you will have the right to do so subject to your ability to fulfill the obligations of your positions.

In addition, you will continue to be eligible to participate in the company’s benefits plans and programs in accordance with our company policy and subject to the terms and conditions set forth in the benefit programs themselves. Please refer to the benefits summary plan descriptions for further information. The Company reserves the right to modify, add to or eliminate any employment benefits offered.

Other terms and guidelines relating to your employment are set forth in our team member handbook, which has previously been provided to you and will continue to be available to you in your new role.

AstroNova, Inc. is an at-will employer. This means that both you and the Company reserve the right to terminate the employment relationship at any time, for any reason, with or without cause. This letter serves only to confirm our offer of employment in your new role and does not constitute a contract of employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment, may only be changed in an express written agreement signed by an authorized representative of the Company. Acceptance of this offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.

Notwithstanding the above, should the Company decide to terminate your employment without Cause before June 17, 2027, except in connection with a Change-In-Control in connection with which a dividend or distribution is declared and paid to the shareholders of the Company or consideration is otherwise paid to the shareholders of the Company, you will be entitled to the continuation of an amount equal to (i) your base salary in effect at the time of your termination multiplied by (ii) one minus a fraction, the numerator of which shall be the number of days elapsed between the effective date of your appointment as the Company’s Vice President, Chief Financial Officer, and Treasurer and the date such termination becomes effective and the denominator of which shall be one thousand ninety-six, to be paid over a period of 52 weeks in accordance with the Company’s policies in effect at the time for severance payments. Should a termination of your employment occur in connection with a Change-In-Control in connection with which a dividend or distribution is declared and paid to the shareholders of the Company or consideration is otherwise paid to the shareholders of the Company, whether with or without Cause, no severance shall be due.

Should the Company decide to terminate your employment without Cause on or after June 17, 2027, you would be entitled to elect (a) cash severance and vesting of the restricted stock units granted to you pursuant to this letter agreement as described above or (b) continued vesting of the restricted stock units granted to you pursuant to this letter as if such termination were a bona fide retirement, but not both.

By signing this letter, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company. This offer letter supersedes any prior understandings or agreements, whether oral or written, between you and the Company, other than the Confidentiality and Proprietary Rights Agreement between you and the Company dated as of June 26, 2024. Notwithstanding the foregoing, this letter shall not supersede or, except as expressly set forth herein, amend any benefits accrued by you or incentive compensation (including equity compensation) granted to you prior to the date hereof.

The Company does not discriminate on the basis of gender, race, color, religion, national origin, age, disability, sexual orientation, marital status or ancestry, or any other protected class, in any of its policies, practices, procedures and employment.

We hope you find the terms of this offer acceptable. Please indicate your agreement with these terms and accept our offer by signing and dating the letter and returning it to me.

We look forward to your acceptance of our offer and your continued contributions to the Company. If you should have any questions regarding this offer, please reach out to me.

Sincerely,

/s/ Darius G. Nevin

Darius G. Nevin
Interim President & CEO

Accepted and Agreed

/s/ Thomas D. DeByle
Thomas D. DeByle

August 2, 2025

Date

APPENDIX I

Definitions

“Board” means the Company’s Board of Directors.

“Cause” means (i) your failure to substantially perform your duties with the Company, other than any such failure resulting from incapacity due to physical or mental illness (if you have not cured such failure to substantially perform, if curable, within thirty (30) days after your receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (i)); (ii) your willful misconduct or gross negligence in the performance of your duties to the Company, including a willful failure to comply with any valid and legal directive of the Board; (iii) your conviction for, or your entering of a guilty plea or plea of no contest with respect to any crime that constitutes a felony or involves fraud, dishonesty or moral turpitude; (iv) your commission of an act of fraud, embezzlement or misappropriation against the Company; (v) your material breach of any fiduciary duty owed by you to the Company; (vi) your engaging in any improper conduct that has or is likely to have (as determined by the Board or a committee thereof) an adverse economic or reputational impact on the Company; or (vii) your material breach of this Agreement or any of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, insider trading, and ethical misconduct.

“Change-in-Control” means (i) the acquisition of 50% or more of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the effective date of this agreement, which person or group did not theretofore beneficially own 30% or more of the combined voting securities of the Company; (ii) consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then-outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation; (iii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company; or (iv) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; provided, however, that notwithstanding the foregoing, no event or condition will constitute a Change in Control to the extent (but only to the extent) that, if it were a Change in Control, a tax or other penalty would be imposed under Section 409A, and in such case the definition of Change-in-Control herein shall be modified to the extent necessary to comply with Section 409A so as not to result in such tax or penalty.

“LTIP” means the Company’s Senior Executive Long-Term Incentive Plan.

“STIP” means the Company’s Senior Executive Short-Term Incentive Plan.